Exhibit 99.2

Orchid Island Capital, Inc. Announces the Declaration of the Monthly Dividend for June 2013 and Portfolio Summary as of May 31, 2013

VERO BEACH, Fla., June 10, 2013 (GLOBE NEWSWIRE) -- Orchid Island Capital, Inc. (NYSE MKT:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of June 2013. The dividend of $0.135 per share will be paid June 28, 2013, to holders of record on June 25, 2013, with an ex-dividend date of June 21, 2013.

The company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust ("REIT") the company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

Details of the MBS Portfolio Performance

Details of the MBS portfolio as of May 31, 2013 are presented below. These figures are preliminary and subject to change. The information contained herein is an inter-quarter update created by the Company based upon information that the Company believes is accurate.

MBS Portfolio Characteristics

•	MBS Assets by Agency

•	Investment Company Act of 1940 Whole Pool Test Results

•	Repurchase agreement exposure by counter-party

•	MBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.'s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2012.

MBS Valuation Characteristics
(in thousands of $s)
Asset Category	Current Face	Fair Value	Current Price	Percentage of Portfolio	Weighted Average Coupon	Realized May 2013 CPR (Reported in June) *
As of May 31, 2013
Adjustable Rate MBS	5,949	6,448	108.39	1.86%	4.19%	28.30%
10-1 Hybrid Rate MBS	102,216	105,333	103.05	30.41%	2.61%	11.18%
Total Hybrid Adjustable Rate MBS	102,216	105,333	103.05	30.41%	2.61%	11.18%
10 Year Fixed Rate MBS	9,611	10,096	105.05	2.92%	3.00%	13.24%
15 Year Fixed Rate MBS	26,258	27,453	104.55	7.93%	3.10%	9.67%
20 Year Fixed Rate MBS	31,712	33,300	105.01	9.61%	3.50%	1.31%
30 Year Fixed Rate MBS	136,841	141,356	103.30	40.81%	3.40%	1.59%
Total Fixed Rate MBS	204,422	212,205	103.81	61.27%	3.36%	3.59%
Total Mortgage-backed Pass-through MBS	312,587	323,986	103.65	93.55%	3.13%	7.07%
Interest-Only Securities	156,985	20,224	12.88	5.84%	3.94%	22.71%
Inverse Interest-Only Securities	22,790	2,128	9.34	0.61%	6.16%	43.57%
Structured MBS	179,775	22,352	12.43	6.45%	4.15%	25.35%
Total Mortgage Assets	492,363	346,338		100.00%	3.20%	14.45%
* Amounts are as of May 31, 2013, and do not reflect pay-downs received in June. Prepayment speeds reported are not reflected in the current balance and fair value amounts.

MBS Assets by Agency
(in thousands of $s)
As of May 31, 2013	Fair Value	Percentage of Portfolio
Fannie Mae	202,890	58.6%
Freddie Mac	119,107	34.4%
Ginnie Mae	24,342	7.0%
Total Portfolio	346,338	100%

Investment Company Act of 1940 (Whole Pool) Test
(in thousands of $s)
As of May 31, 2013	Fair Value	Percentage of Portfolio
Whole Pool Assets	286,533	82.7%
Non Whole Pool Assets	59,805	17.3%
Total Portfolio	346,338	100%

Repurchase Agreement Exposure By Counterparty
(in thousands of $s)
As of May 31, 2013	Total Borrowings	% Of Total Debt	Weighted Average Maturity in Days	Longest Maturity
Cantor Fitzgerald & Co	14,841	5.61%	8	6/19/2013
Citigroup Global Markets Inc	100,271	37.93%	26	7/30/2013
CRT Capital Group, LLC	22,132	8.37%	11	6/24/2013
KGS-Alpha Capital Markets, L.P	4,966	1.88%	31	7/1/2013
Mizuho Securities USA, Inc	15,516	5.87%	6	6/6/2013
Pierpont Securities, LLC	16,322	6.18%	21	6/21/2013
The PrinceRidge Group, LLC	35,319	13.36%	23	6/24/2013
South Street Securities, LLC	44,458	16.82%	14	6/24/2013
Suntrust Robinson Humphrey, Inc	10,509	3.98%	14	6/14/2013
Total Borrowings *	264,334	100%	19	7/30/2013
* excludes $56,683 of borrowings against assets which were sold on 5/28/13 and which are scheduled to settle on 6/13/13 and $45,097 of estimated borrowings against assets which were purchased on 5/29/13 and which are scheduled to settle on the same day.

MBS Risk Measures As of June 6, 2013*
(in thousands of $s)
Asset Category	Fair Value	Weighted Average Months To Next Coupon Reset (if applicable)	Weighted Average Lifetime Cap (if applicable)	Weighted Average Periodic Cap Per Year (if applicable)	Modeled Interest Rate Sensitivity -50 BPS**	Modeled Interest Rate Sensitivity +50 BPS**
As of May 31, 2013
Adjustable Rate MBS	6,216	1	10.04%	2.00%	20	-35
Total Hybrid Adjustable Rate MBS	104,084	114	7.61%	2.00%	1,811	-2,437
Total Fixed Rate MBS	211,153	n/a	n/a	n/a	5,930	-6,548
Total Mortgage-backed Pass-through MBS	321,453	n/a	n/a	n/a	7,761	-9,020
Interest-Only Securities	18,539	n/a	n/a	n/a	-1,754	1,372
Inverse Interest-Only Securities	2,035	1	6.36%	n/a	-191	173
Structured MBS	20,574	n/a	n/a	n/a	-1,944	1,545
Total Mortgage Assets	342,027	n/a	n/a	n/a	5,817	-7,475

(in thousands)	Notional Balance	Hedge Period End Date	Modeled Interest Rate Sensitivity -50 BPS**	Modeled Interest Rate Sensitivity +50 BPS**
Funding Hedge	250,000	Dec-18	-5,327	6,875
Grand Total			490	(600)
*Reflects June paydowns and trading activity between May 31, 2013 and June 6, 2013
** Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS.
** These results are for illustrative purposes only and actual results may differ materially.

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400